Exhibit 10.1
PERFORMANCE GOALS
FOR PERFORMANCE UNIT AWARDS GRANTED IN 2009 UNDER
THE BAKER HUGHES INCORPORATED 2002 DIRECTOR & OFFICER
LONG-TERM INCENTIVE PLAN AND
THE BAKER HUGHES INCORPORATED 2002 EMPLOYEE
LONG-TERM INCENTIVE PLAN
ADOPTED OCTOBER 21, 2010
     1. 2009 Performance Unit Program.
     The Performance Unit Program, a component compensation program established under each of the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan (the “PUP”), provides for cash awards for participants if performance goals are met during the term of the PUP. The performance goals are related to the Company’s achievement as compared to a peer group of companies. Achievement is measured over multiple performance periods from the beginning of 2009 to the end of 2011. Twenty-five percent of the Total Unit Value is determined based upon one-year performance relative to certain specified performance criteria during each of 2009, 2010, and 2011. The final 25 percent of the Total Unit Value is calculated at the end of 2011 based upon the cumulative performance of the Company over the three-year performance period 2009 through 2011.
     2. Performance Goals for the Performance Period.
     For Performance Unit Awards granted by BHI in 2009 under the Plan, the performance goals are based upon the Company’s (1) change in Revenue as compared to the Peer Group, (2) Pre-Tax Operating Margin for the applicable performance periods as compared to that of the Peer Group, and (3) Return on Net Capital Employed or RONCE as compared to the Peer Group. For each performance goal, if the Company’s performance as compared to the Peer Group is the highest, the Company’s performance rank shall be first.

(a) One-Year Performance Periods.
     (I) Revenue Growth. For each of the 2009 Performance Period, the 2010 Performance Period and the 2011 Performance Period the Company’s One-Year Interval Percentage Increase in Revenue for its 2009, 2010 and 2011 fiscal years, respectively, shall be compared against the One-Year Interval Percentage Increase in Revenue for all members of the Peer Group.
     (II) Pre-Tax Operating Margin. For each of the 2009 Performance Period, the 2010 Performance Period and the 2011 Performance Period, the Company’s Pre-Tax Operating Margin for its 2009, 2010 and 2011 fiscal years, respectively, shall be compared against the Pre-Tax Operating Margin for all members of the Peer Group during the applicable Current Period.
     (III) Return of Net Capital Employed. For each of the 2009 Performance Period, the 2010 Performance Period and the 2011 Performance Period, the Company’s RONCE for its 2009, 2010 and 2011 fiscal years, respectively, shall be compared against the RONCE for all members of the Peer Group during the applicable Current Period.
(b) Three-Year Performance Period.
     (I) Revenue Growth. For the Three-Year Performance Period, the Three-Year Percentage Increase in Revenue of the Company shall be compared against the Three-Year Percentage Increase in Revenue for all members of the Peer Group as of December 31, 2011.
     (II) Pre-Tax Operating Margin. For the Three-Year Performance Period, the sum of the Pre-Tax Operating Margin of the Company for the 2009 Performance Period, the 2010 Performance Period and the 2011 Performance Period shall be compared against the sum of the Pre-Tax Operating Margin of the Company for each member of the Peer Group for the 2009 Performance Period, the 2010 Performance Period and the 2011 Performance Period.
     (III) Return on Net Capital Employed. For the Three-Year Performance Period, the sum of the RONCE of the Company for the 2009 Performance Period, the 2010 Performance Period and the 2011 Performance Period shall be compared against the sum of the RONCE for each member of the Peer Group for the 2009 Performance Period, the 2010 Performance Period and the 2011 Performance Period.
3. Unit Value Based on Peer Group Ranking.
     The Unit Value earned during an applicable performance period (the 2009 Performance Period, the 2010 Performance Period, the 2011 Performance Period or the Three-Year Performance Period) for each of the three performance goals is 25 percent the Unit Value Amount listed below. The averages of 25 percent Unit Value Amounts earned during a performance period is used to determine the Period Unit Value for the performance period. The payout under each Performance Unit will be based on 12 measures (three Peer Group Ranking results achieved during four discrete performance periods.) Note, in 2009, there were 7 companies used in the Peer Group, and after 2009, there are 5 companies in the Peer Group, including Baker Hughes Incorporated.

2009 Performance Period
Peer Group Rank	7th	6th	5th	4th	3rd	2nd	1st
Unit Value	$0	$25	$50	$75	$100	$150	$200
2010, 2011 and Three-Year Performance Period
Peer Group Rank			5th	4th	3rd	2nd	1st
Unit Value			$0	$45	$90	$135	$200

     In the example below, for illustrative purposes, Year 1 (2009 Performance Period) Revenue Growth Rank was 5th and 25 percent of $50 is $12.50. Pre-Tax Operating Margin Rank was 2nd and 25 percent of $150 is $37.50. RONCE Rank was 1st and 25 percent of $200 is $50. The average Unit Value based upon the performance in Year 1 is $33.34. Note, years 2, 3, and the 3 Year Total use the alternative ranking table for 5 peer companies. For each Performance Unit awarded, the sum of the Period Unit Value for each of the performance periods equals the Total Unit Value.
Note that levels of achievement contained in the foregoing example are not forecasts by the Company of its expected levels of achievement. Rather, the levels of achievement for purposes of the illustrative example were selected at random.
     If the Peer Group is reduced by merger(s) or otherwise during the term of the Three-Year Performance Period the Committee shall make such adjustments to the Unit Value Amount chart as it deems appropriate in its sole discretion. Such adjustments shall not increase the amounts that would have been payable under the Unit Value Amount chart absent such adjustments.
     4. Peer Group.
     The Peer Group is as follows for the performance periods ending in 2009, 2010, and 2011, and for the Three-Year Performance Period.

2010, 2011, and Three-Year
2009 Peer Group	Performance Period Peer Group
(7 Companies)	(5 Companies)
Baker Hughes Incorporated	Baker Hughes Incorporated
BJ Services	Halliburton Company
Halliburton Company	National Oilwell Varco Incorporated
National Oilwell Varco Incorporated	Schlumberger Limited
Schlumberger Limited	Weatherford International Ltd.
Smith International Inc
Weatherford International Ltd.

     5. General Performance Unit Formula.
     Except as otherwise specified in the Terms and Conditions, the aggregate amount payable to a Participant for a Performance Unit Award granted in 2009 under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan shall be equal to the number of Performance Units granted to the Participant multiplied by the Final Performance Unit Award Value.
     The Compensation Committee shall determine in writing the extent to which the Performance Goals applicable to the Performance Unit Awards have been satisfied before the Company makes any payments under the Performance Unit Awards.
     Subject to the terms of the Plan, the Performance Unit Award and the Terms and Conditions, unless prior to the Scheduled Payment Date a Change in Control (as defined in the Terms and Conditions) occurs or the Participant (1) forfeits his Performance Unit Award, (2) dies, or (3) incurs a Disability (as defined in the Terms and Conditions), on the Scheduled Payment Date the Company shall pay the Participant an amount equal to the Final Performance Agreement Award Value (prorated in accordance with the Terms and Conditions in the event of the Retirement of the Participant within the meaning of the Terms and Conditions).
     The Compensation Committee may not increase the Final Performance Unit Award Value for, or otherwise increase the aggregate amount payable to a Participant for the performance period under, a Performance Unit Award Agreement issued by BHI in 2009 under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan or the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan.
     Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.
     6. Definitions.
     For Performance Unit Award Agreements issued by Baker Hughes Incorporated (“BHI”) in 2009 under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan, the terms set forth below shall have the following meanings:

     “Capital Employed” means an amount equal to the Relevant Company’s total shareholders’ equity at the close of the Current Period plus the Relevant Company’s long-term debt, short-term borrowing and the current portion of long-term debt at the close of the Current Period.
     “Company” means BHI and all of its Affiliates in which BHI directly or indirectly has a capital investment.
     “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.
     “Current Period” means the fiscal year of the Relevant Company that coincides with or ends within the fiscal year of the Company to which the applicable Performance Goal applies.
     “Final Performance Unit Award Value” or “Total Unit Value” means the sum of the Unit Values for the 2009 Performance Period, the 2010 Performance Period, the 2011 Performance Period and the Three-Year Performance Period.
     “One-Year Interval Percentage Increase in Revenue” means the result of (a) minus (b), divided by (c), where (a) is the Revenue of the Relevant Company for the Current Period, (b) is the Revenue of the Relevant Company for the Prior Period, and (c) is the Revenue of the Relevant Company for the Prior Period.
     “Participant” means the person to whom a Performance Unit Award is granted.
     “Peer Group” means the groups identified in Section 4.
     “Performance Units” means the number of performance units listed in the Participant’s agreement evidencing his or her Performance Unit Award.
     “Performance Unit Award” means a Performance Unit Award granted under the Plan in 2009.
     “Plan” means the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan or the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan, as applicable.
     “Pre-Tax Operating Margin” means the quotient of the Relevant Company’s operating profit for the Current Period divided by the Relevant Company’s total revenue for the Current Period.
     “Prior Period” means the fiscal year of the Relevant Company that coincides with or ends within the fiscal year of the Company immediately preceding the fiscal year of the Company to which the applicable Performance Goal applies.
     “Relevant Company” means the Company or a member of the Peer Group.
     “Return on Net Capital Employed” or “RONCE” means the Relevant Company’s earnings before interest and taxes plus non-operating income (expense) for the Current Period, divided by the Relevant Company’s Capital Employed.
     “Revenue” means the revenue of the Company or the revenue of a particular member of the Peer Group, as applicable.
     “Scheduled Payment Date” means March 9, 2012.

     “Three-Year Interval Percentage Increase in Revenue” means the result of (a) minus (b), divided by (c), where (a) is the Revenue for the Relevant Company for the Current Period corresponding to the final fiscal year of the Company ending during the Three-Year Performance Period, (b) is the Revenue of the Relevant Company for the Prior Period corresponding to the fiscal year of the Company immediately prior to the first fiscal year of the Company beginning during the Three-Year Performance Period and (c) is the Revenue of the Relevant Company for the Prior Period corresponding to the fiscal year of the Company immediately prior to the first fiscal year of the Company beginning during the Three-Year Performance Period.
     “Three-Year Performance Period” means the three-year period beginning January 1, 2009, and ending December 31, 2011.
     “2009 Performance Period” means the one-year period beginning January 1, 2009, and ending December 31, 2009.
     “2010 Performance Period” means the one-year period beginning January 1, 2010, and ending December 31, 2010.
     “2011 Performance Period” means the one-year period beginning January 1, 2011, and ending December 31, 2011.
     “Terms and Conditions” means the Terms and Conditions of Performance Unit Award Agreements adopted by the Compensation Committee with respect to Performance Unit Awards.
     “Unit Value” or “Period Unit Value” means the averages of the Unit Value Amounts per Performance Unit earned with respect to a performance period as specified in Section 3.
     “Unit Value Amount” means the applicable dollar amount specified in the first chart in Section 3.